EXHIBIT 99.1

CROWN MEDIA HOLDINGS ANNOUNCES OPERATING RESULTS

FOR THIRD QUARTER OF 2015

STUDIO CITY, Calif. — November 2, 2015 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three and nine months ended September 30, 2015.

Operating Highlights

•                  Subscriber Growth. With the re-launch of the channels on AT&T on July 23rd, the Company has reached the highest distribution levels since August 2010, with over 90 million households subscribing to Hallmark Channel and over 60 million households to Hallmark Movies & Mysteries.

•                  Double-digit advertising revenue. Subscriber increases coupled with ratings improvements on Hallmark Movies & Mysteries has resulted in 17% advertising revenue growth quarter over quarter.

•                  Season over season audience growth for Home & Family. Home & Family finished its third season on September 11th, averaging 63,000 Women 25 to 54 for the season, a 66% increase over season two.

•                  #1 rated cable network on Saturday’s 8pm time period. Cedar Cove completed its third season on September 26th to a 1.8 household rating and 268,000 Women 25 to 54. Over the eleven weeks and nineteen airings, the series attracted 8.8 million unduplicated viewers and averaged a 1.6 household rating.

•                  Record breaking ratings for Hallmark Movies & Mysteries. For the fourth consecutive quarter, Hallmark Movies & Mysteries has experienced double-digit audience growth across key demographics compared to the similar period a year earlier, with Women 25 to 54, in total day and prime time, up 42% and 33%, respectively.

•                  Refinance. In July 2015, the Company completed its refinance of the balance sheet, replacing $99.6 million of bank debt and $271.5 million of 10.5% notes with $350.0 million of variable rate bank debt, $200.0 million of which has been swapped for a fixed rate of 3.4%.

“We are pleased with the accomplishments achieved during Third Quarter, including the successful re-launch of our channels on AT&T, the culmination of our debt refinancing and the continued double-digit ratings growth for Hallmark Movies & Mysteries” said Bill Abbott, President and CEO of Crown Media Family Networks. “In a continuously changing marketplace, we are achieving historical audience levels and revenue milestones, underlining our ability to engage viewers. This momentum, along with our robust holiday slate, should pave the way to a strong fourth quarter.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

For the third quarter of 2015, Crown Media reported revenue of $106.2 million, a $12.9 million or 14% increase from $93.3 million in the third quarter of 2014. Advertising revenue increased 17% to $83.6 million from $71.4 million in the third quarter of 2014 due to improved ratings on Hallmark Movies & Mysteries and subscriber and audience growth across both channels. Subscriber fee revenue increased 6% to $21.9 million from $20.7 million in the third quarter of 2014 due to revenue from one distributor. Other revenue decreased $0.5 million for the quarter to $0.7 million as compared to $1.3 million in the prior year’s quarter due to the timing of the Company’s licensing arrangements in secondary markets.

For the nine months ended September 30, 2015, Crown Media reported revenue of $320.0 million, a $38.6 million or 14% increase from $281.4 million for the nine months ended September 30, 2014. Advertising revenue increased 16% to $252.1 million from $216.6 million for the nine months ended September 30, 2014. The increase in advertising revenue is due to audience and pricing growth across both channels. Subscriber fee revenue increased 1% to $63.3 million from $62.6 million during the nine months ended September 30, 2014. Other revenue increased $2.4 million to $4.5 million period over period from $2.1 million due increase in SVOD licensing revenue from two original scripted series during 2015 as compared to one original scripted series during 2014.

For the third quarter of 2015, cost of services increased 20% to $49.2 million from $41.0 million during the same quarter of 2014. Programming costs increased 18% quarter over quarter due higher costs associated with our original scripted series and daytime programming.  Operating costs increased $1.5 million quarter over quarter due to increases in employee and residual costs.

For the nine months ended September 30, 2015, cost of services increased 7% to $135.4 million from $126.4 million during the nine months ended September 30, 2014. Programming costs increased 5% period over period due to the timing and mix of aired programming.  Operating costs increased $3.8 million period over period due to an increase in employee costs, including severance, bad debt expense and residual costs.

Selling, general and administrative expense (including depreciation and amortization expense) increased 18% to $19.1 million for the third quarter of 2015 from $16.2 million during the same quarter of 2014 due to increases in employee costs, including contingent compensation.

Selling, general and administrative expense (including depreciation and amortization expense) increased 15% to $57.0 million for the nine months ended September 30, 2015, from $49.4 million during the same period of 2014 due to increases in employee costs, including contingent compensation and severance, and increases in research costs.

Marketing expense decreased $0.4 million during the third quarter of 2015 compared to the third quarter of 2014 due to the timing of marketing spends. Marketing expense increased $1.4 million during the nine months ended September 30, 2015, compared to the same period of 2014, due to the marketing campaign surrounding the Good Witch series in 2015.

Interest expense decreased $5.7 million for the third quarter of 2015, as compared to the third quarter of 2014, due to lower rates on the new credit facility, offset slightly by interest attributable to the interest rate swap.

Interest expense decreased $8.0 million for the nine months ended September 30, 2015, as compared to the same period of 2014, due to lower rates on the new credit facility, offset slightly by interest attributable to the interest rate swap.

In August 2014, the Company redeemed $8.5 million in principal amount of the 2019 Notes for a price of $9.5 million and retired a portion of the debt issuance costs of $0.2 million, which resulted in an aggregate, pre-tax loss of extinguishment of debt of approximately $1.2 million.

In June 2015, the Company repaid $99.6 million of principal under its 2011 Term Loan using cash on hand of $19.6 million and proceeds from the 2015 Term Loan of $80.0 million. In conjunction with this transaction, it retired $2.7 million of debt issuance costs and $1.2 million original issue discount costs related to the 2011 Term Loan, which resulted in aggregate a pre-tax loss on extinguishment of debt of $3.9 million. In July 2015, the Company redeemed the remaining $271.5 million in principal amount of Notes for a price of $285.8 million and recorded a charge for the associated debt issuance costs of approximately $4.3 million, which resulted in an aggregate, pre-tax loss on extinguishment of debt of approximately $18.6 million.

Provisions for income tax of $8.8 million and $5.5 million reflect effective tax rates of 37.0% and 38.6% for the three months ended September 30, 2014 and 2015, respectively. Provisions for income tax of $25.2 million and $28.1 million reflect effective tax rates of 37.0% and 37.3% for the nine months ended September 30, 2014 and 2015, respectively.

Adjusted EBITDA was $39.1 million for the third quarter of 2015 compared to $36.7 million for the third quarter of 2014. Cash provided by operating activities totaled $14.1 million for the third quarter of 2015 compared to $14.4 million for the third quarter of 2014. Net income to common shareholders for the quarter ended September 30, 2015, was $8.7 million, or $0.02 per share, compared to $14.9 million, or $0.04 per share in the third quarter of 2014.

Adjusted EBITDA was $126.1 million for the nine months ended September 30, 2015, compared to $104.9 million for the same period of 2014. Cash provided by operating activities totaled $71.6 million for the nine months ended September 30, 2015, compared to $51.4 million for the same period of 2014. Net income to common shareholders for the nine months ended September 30, 2015, was $47.2 million, or $0.13 per share, compared to $42.9 million, or $0.12 per share for the same period of 2014.

Conference Call and Webcast to be Held Monday, November 2nd, at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call on Monday, November 2nd, at 11:00 a.m., Eastern Time to discuss the results of the three and nine months ended September 30, 2015. Investors and interested parties may listen to the call via a live webcast accessible on the Company’s investor relations page, http://ir.crownmedia.net/, or by dialing (877) 704-4237 (Domestic) or (201) 493-6718 (International). For those listeners accessing the call through the company’s website, please register and download audio software at the site at least 15 minutes prior to the start of the call. The webcast will be archived on the site, and a telephone replay of the call will be available for 5 days, beginning approximately one hour after the call on Monday, November 2nd at (877) 660-6853 (Domestic) or (201) 612-7415 (International), using the access code 13613865.

About Crown Media Holdings, Inc.

Crown Media Holdings, Inc. is the corporate parent for the portfolio of cable networks and related businesses under Crown Media Family Networks. The company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to 90 million subscribers in the U.S. Hallmark Channel is the nation’s leading destination for quality family programming with an ambitious slate of TV movies and specials; original scripted series, including Cedar Cove, When Calls the Heart, and Good Witch; as well as some of television’s most beloved sitcoms and series. Hallmark Channel is also home to the annual holiday franchise, Countdown to Christmas, featuring a lineup of 24/7 holiday programming. Hallmark Channel’s sibling network, Hallmark Movies & Mysteries, is available in 62 million homes in HD and SD and is one of America’s fastest-growing cable networks. Hallmark Movies & Mysteries features a unique mix of original movies and acquired series focusing on the lighter side of the suspense and mystery genres. The network is also home to the annual holiday franchise, the Most Wonderful Movies of Christmas, as well as presentations from the award-winning Hallmark Hall of Fame library. In addition, Crown Media Family Networks includes the online offerings of HallmarkChannel.com and HallmarkMoviesandMysteries.com.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA. Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and other non-cash expenses. For this purpose, restricted stock unit compensation and long term incentive plan expense are treated as non-cash items, although they may result in cash payments during subsequent periods. See “Selected Unaudited Financial Information” below for a reconciliation to GAAP net income. Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is likely calculated differently than presentations of EBITDA by other entities as our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press

Crown Media Holdings, Inc.

Mary Dzabic, 818.755.1261

marydzabic@crownmedia.com

Crown Media Holdings, Inc.

Unaudited Consolidated Income Statement Information

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2015	2014	2015
Revenue:
Advertising	$71,373	$83,601	$214,855	$250,839
Advertising by Hallmark Cards	—	—	1,725	1,259
Subscriber fees	20,665	21,869	62,636	63,336
Other revenue	1,289	744	2,139	4,540
Total revenue, net	93,327	106,214	281,355	319,974
Cost of services:
Non-affiliate programming	36,065	42,673	111,931	117,147
Hallmark Cards affiliate programming	735	785	2,501	2,480
Amortization of capital lease	290	289	868	868
Other costs of services	3,909	5,441	11,114	14,929
Total cost of services	40,999	49,188	126,414	135,424
Selling, general and administrative expense	15,543	18,390	47,655	55,017
Marketing expense	1,353	985	6,195	7,637
Depreciation and amortization expense	650	702	1,753	2,022
Income from operations before interest and income tax expense	34,782	36,949	99,338	119,874
Interest expense	(9,939)	(4,196)	(30,041)	(22,034)
Loss on early extinguishment of debt	(1,180)	(18,581)	(1,180)	(22,478)
Income from operations before income tax and discontinued operations	23,663	14,172	68,117	75,362
Income tax expense	(8,766)	(5,471)	(25,220)	(28,093)
Income from continuing operations	14,897	8,701	42,897	47,269
Loss from sale of discontinued operations, net of tax	—	(44)	—	(44)
Net income	$14,897	$8,657	$42,897	$47,225

Net income per share — diluted	$0.04	$0.02	$0.12	$0.13
Weighted average number of common shares outstanding	359,676	359,676	359,676	359,676

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of December 31,	As of September 30,
	2014	2015

ASSETS

Cash and cash equivalents	$60,888	$70,542
Accounts receivable, less allowance for doubtful accounts of $265 and $732, respectively	118,277	103,682
Programming rights	85,950	83,475
Prepaid programming rights	33,844	36,784
Deferred tax asset, net	46,900	46,900
Prepaid and other assets	3,459	4,048
Total current assets	349,318	345,431
Long term receivable	—	604
Programming rights	221,664	240,168
Prepaid programming rights	5,938	2,961
Property and equipment, net	10,763	8,795
Deferred tax asset, net	147,468	122,211
Transaction costs, net	227	849
Other assets	5,051	3,961
Goodwill	314,033	314,033
Total assets	$1,054,462	$1,039,013

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued liabilities	$29,588	$25,176
Audience deficiency reserve liability	5,926	6,748
Programming rights payable	66,726	61,543
Payables to Hallmark Cards affiliates	150	212
Interest payable	13,079	1,075
Current maturities of long-term debt	20,000	33,125
Total current liabilities	135,469	127,879
Accrued liabilities	17,629	20,479
Programming rights payable	45,676	34,222
Derivative payable	—	3,337
Long-term debt, net of current maturities	362,050	314,108
Total liabilities	560,824	500,025

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Class A common stock, $.01 par value; 500,000,000 shares authorized; 359,675,936 shares issued and outstanding as of both December 31, 2014 and September 30, 2015	3,597	3,597
Paid-in capital	2,062,818	2,062,818
Accumulated other comprehensive loss	—	(1,875)
Accumulated deficit	(1,572,777)	(1,525,552)
Total stockholders’ equity	493,638	538,988
Total liabilities and stockholders’ equity	$1,054,462	$1,039,013

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2015	2014	2015

Net income	$14,897	$8,657	$42,897	$47,225
Loss from sale of discontinued operations	—	44	—	44
Loss on early extinguishment of debt	1,180	18,581	1,180	22,478
Depreciation and amortization	940	991	2,621	2,890
Interest expense	9,939	4,196	30,041	22,034
Income tax expense	8,766	5,471	25,220	28,093
Long term incentive plan expense	980	1,146	2,908	3,316
Restricted stock unit compensation	(1)	—	36	—
Adjusted earnings before interest, taxes, depreciation and amortization	$36,701	$39,086	$104,903	$126,080

Programming and other amortization	37,578	44,178	116,739	121,916
Provision for allowance for doubtful account	10	134	123	827
Changes in operating assets and liabilities:
Change to programming rights	(30,166)	(43,923)	(140,969)	(135,656)
Change to prepaid programming rights	(7,815)	(5,189)	(7,143)	37
Change in programming rights payable	(7,961)	(9,851)	(4,754)	(16,637)
Interest paid	(17,371)	(15,570)	(36,557)	(32,526)
Changes in other operating assets and liabilities, net of adjustments above	3,433	5,194	19,017	7,580
Net cash provided by operating activities	$14,409	$14,059	$51,359	$71,621

Crown Media Holdings, Inc.

Selected Unaudited Cash Flow Statement Information

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2015	2014	2015

Net cash provided by operating activities	$14,409	$14,059	$51,359	$71,621
Net cash used in investing activities	(1,132)	(111)	(2,412)	(1,698)
Net cash used in financing activities	(21,351)	(16,116)	(46,993)	(60,269)
Net (decrease) increase in cash and cash equivalents	(8,074)	(2,168)	1,954	9,654
Cash and cash equivalents, beginning of period	73,778	72,710	63,750	60,888
Cash and cash equivalents, end of period	$65,704	$70,542	$65,704	$70,542